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                           LOOMIS, SAYLES & CO., L.P.

                                 Code of Ethics

                         ------------------------------

                         Policy on Personal Trading and
                               Related Activities
                          by Loomis, Sayles Personnel

                         ------------------------------

                                   EFFECTIVE:
                                January 14, 2000

                                  AS AMMENDED:
                                January 1, 2003

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                               TABLE OF CONTENTS

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1.   INTRODUCTION....................................................................1

2.   STATEMENT OF GENERAL PRINCIPLES.................................................1

3.   OVERVIEW........................................................................2
      3.1    Provisions of the Code Applicable to You................................2
      3.2    A Few Key Terms.........................................................4

4.   SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING AND RELATED
        ACTIVITIES -- PROHIBITED OR RESTRICTED ACTIVITIES............................7
      4.1    Competing with Client Trades............................................7
      4.2    Personal Use of Client Trading Knowledge................................7
      4.3    Disclosure of Client Trading Knowledge..................................7
      4.4    Transacting in Securities Under Consideration or Pending Execution......7
      4.5    Initial Public Offerings, Secondary Public Offerings and Private
                Placements...........................................................9
      4.6    Participation in Investment Clubs and Private Pooled Vehicles...........8
      4.7    Good Until Canceled and Limit Orders....................................8
      4.8    Investment Personnel Seven-Day Blackout.................................9
      4.9    Research Analyst Three-Day Blackout Before Recommendation..............10
      4.10   Access Person Seven-Day Blackout After Recommendation..................10
      4.11   Hedge Fund Team Restrictions...........................................11
      4.12   Short Term Trading Profits.............................................10
      4.13   Short Sales............................................................11
      4.14   Futures and Related Options............................................11
      4.15   Acceptance of Gifts....................................................11
      4.16   Public Company Board Service and Other Affiliations....................11

5.   PRECLEARANCE, DOCUMENT DELIVERY AND
        REPORTING PROCEDURES........................................................11
      5.1    Preclearance...........................................................12
      5.2    Transaction Reporting Requirements.....................................13
      5.3    Initial and Annual Personal Holdings Reporting Requirements............14
      5.4    Brokerage Confirmations and Statements.................................14
      5.5    Review of Reports by Review Officer....................................14

6.   EXEMPT SECURITIES AND EXEMPT TRANSACTIONS......................................15
      6.1    Exempt Securities......................................................16
      6.2    Exempt Transactions....................................................17
      6.3    Exempt Accounts........................................................18
      6.4    Large Cap/De Minimis Exemption.........................................18
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      6.5    Other Exemptions Granted by the Review Officer.........................19

7.   SANCTIONS......................................................................17

8.   RECORDKEEPING REQUIREMENTS.....................................................18

9.   MISCELLANEOUS..................................................................19
      9.1    Confidentiality........................................................19
      9.2    Notice to Access Persons, Investment Personnel and Research
                Analysts as to Status; Notice to Review Officer of Engagement
                of Independent Contractors..........................................19
      9.3    Initial and Annual Certification of Compliance.........................20
      9.4    Questions and Educational Materials....................................20

GLOSSARY OF TERMS..................................................................G-1
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                           LOOMIS, SAYLES & CO., L.P.

                                 Code of Ethics

                     --------------------------------------

                     Policy on Personal Trading and Related
                                   Activities

                     --------------------------------------

1.   INTRODUCTION

     This Code of Ethics ("Code") of Loomis, Sayles & Co., L.P. ("Loomis, Sayles") governs personal trading in securities and related activities by you and, in some circumstances, your family members and others in a similar relationship to you.

     The policies in this Code reflect Loomis, Sayles' desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but also those situations involving even the appearance of these.

2.   STATEMENT OF GENERAL PRINCIPLES

     It is the policy of Loomis, Sayles that no Loomis, Sayles personnel shall engage in any act, practice or course of conduct that would violate this Code, the fiduciary duty owed by Loomis, Sayles and its personnel to our clients,
Section 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 17j-1 thereunder. The fundamental position of Loomis, Sayles is, and has been, that we must at all times place the interests of our clients first. Accordingly, your personal financial transactions (and in some cases, those of your family members and others in a similar relationship to you) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility. Further, you must not take inappropriate advantage of your position with or on behalf of any our clients.

     Without limiting in any manner the fiduciary duty owed by Loomis, Sayles personnel to clients, it should be noted that Loomis, Sayles considers it proper that purchases and sales be made by its personnel in the marketplace of securities owned by our clients, provided that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Loomis, Sayles believes this policy not only encourages investment freedom and results in investment experience, but also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of our clients' portfolios. It is also evidence of our confidence in the investments made for our clients.

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     In making personal investment decisions, however, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Further, you should conduct your personal investing in such a manner as to eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to management of a client's portfolio.

     It is not intended that these policies will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made, by Loomis, Sayles in a manner considered fair and equitable, but in all cases with the view of placing our clients' interests paramount. It also bears emphasis that technical compliance with the procedures; prohibitions and limitations of this Code will not automatically insulate you from scrutiny of, and sanctions for, securities transactions which indicate an abuse of your fiduciary duty to any client of Loomis, Sayles.

     You are encouraged to bring any questions you may have about these policies to the personnel in the Legal and Compliance Department, who will assist you. Boldfaced terms appearing in these policies have special meaning. Please see the Glossary for definitions of these terms. Also, see the "Explanatory Notes" appearing throughout (and made a part of) this Code for clarification of certain provisions.

3.   OVERVIEW

     This Code governs personal trading and related activities by Loomis, Sayles personnel, and in some circumstances by their family members and others in a similar relationship to Loomis, Sayles personnel.

     3.1  Provisions of the Code Applicable to You

     The Code contains substantive rules you must observe. You must also follow certain procedural requirements designed to enforce and verify compliance with the Code. The Code also provides for sanctions for violations of either substantive or procedural requirements. The Code consists of five types of requirements applicable to you. These five types of Code provisions can be summarized as follows:

     3.1.1 Substantive Restrictions on Personal Trading and Related Activities. (Section 4)

          As a Loomis, Sayles employee, your personal securities trading, outside affiliations and receipt of gifts are subject to restrictions, and in some cases, prohibitions. Certain of these activities, such as competing with client trades and making personal use and benefit from client trades, are obviously unethical, and the basis for prohibitions on these activities is self evident. Others, such as purchases of Initial Public Offerings, Secondary Public Offerings and Private Placements, trading during specified black out periods, short-term trading and public company board service, are restricted because they present actual or perceived conflicts of interest. Certain restrictions apply differently to different types of personnel. You will be notified from time to time of the category (or categories, i.e. Access Person, Research Analyst, Investment Person) into which you

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fall, and where appropriate, of the accounts or specific securities with respect to which you are considered to be in such category. These restrictions or prohibitions are based on SEC rules or positions, industry "best practices" recommendations, and Loomis, Sayles, policies.

     3.1.2 Maintaining Personal Brokerage Account (Section 5.4)

          All Loomis, Sayles employees who have personal brokerage accounts in which they have direct or indirect Investment Control and Beneficial Ownership (as described in the Code) are required to maintain their accounts at one of the following firms: Charles Schwab, Fidelity Investments, Merrill Lynch or TD Waterhouse (collectively, the "Select Brokers"). For accounts in which Loomis, Sayles employees only have either Investment Control or Beneficial Ownership, maintaining brokerage accounts with a firm other than the Select Brokers is acceptable with the Review Officer's, or designee thereof, approval.

     3.1.3 Pre-clearance (Section 5.1)

          With certain limited exceptions (described in Section 6) you must pre-clear every personal securities transaction you propose to enter. All equity securities must be pre-cleared through the iTrade Pre-clearance System ("iTrade"), however, if you are unavailable to utilize iTrade, you must contact Personal Trading Compliance by phone or through email to obtain the necessary pre-clearance. All fixed income securities, short sales and option trading must be pre-cleared through Personal Trading Compliance via phone or through email.

     3.1.4 Document Delivery (Section 5.4)

          You must arrange through Personal Trading Compliance for the electronic delivery of duplicate copies of your brokerage confirmations and statements from the Select Brokers. If your personal brokerage account is exempt from pre-clearance, but otherwise subject to reporting, as determined by the Review Officer, or designee thereof, (described in Section 6), it is your responsibility to notify Personal Trading Compliance who will contact your broker to receive duplicate hard copies of your brokerage confirmation and brokerage statements via mail.

     3.1.5 Reporting. (Section 5.2, 5.3)

          You must report your personal securities transactions to Personal Trading Compliance on a quarterly basis through the automated Blue Sheet (and by mail for the exempt accounts not maintained with a Select Broker). You must disclose your personal securities holdings upon commencing employment and on an annual basis thereafter.

     3.1.6 Sanctions. (Section 7)

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          The sanctions for violating the Code may be severe. They range from warnings and fines, to suspension of trading privileges, suspension of employment, or termination of employment, and, in some cases, to referral to regulatory agencies for civil or criminal proceedings against the individual involved.

     3.2  A Few Key Terms

          As noted above, Boldfaced terms have special meaning in this Code. The application of a particular Code requirement to you may hinge on the elements of the definition of these terms. See the Glossary at the end of this Code for definitions of these terms. In order to have a basic understanding of the Code, however, you must have an understanding of the terms "Security", "Beneficial Ownership" and "Investment Control" as used in the Code.

     3.2.1 Security

          This Code generally relates to transactions in and ownership of an investment that is a Security. Currently, this means any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices).

     EXCEPT that Security for this purpose does not include:

          . shares of registered open-end investment companies (mutual funds) whether or not affiliated with Loomis, Sayles

          . direct obligations of the United States Government (i.e., Treasury securities, as distinct from U.S. Government agencies or instrumentalities)

          .    bankers' acceptances

          .    bank certificates of deposit

          .    commercial paper

          .    repurchase agreements

          .    other money market instruments

Explanatory Note:

               Shares of closed-end funds, municipal obligations and securities issued by agencies and instrumentalities of the U.S. government (e.g., GNMA obligations) are Securities.

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     3.2.2 Beneficial Ownership

          The Code governs any Security in which you have a direct or indirect "Beneficial Ownership." This term encompasses not only "ownership" by you in the usual sense, but also any interest which gives you an ability to profit or enjoy economic benefits from a Security.

          Beneficial Ownership for purposes of the Code means a direct or indirect "pecuniary interest" that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. The term "pecuniary interest" in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Security whether or not the Security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of SEC rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

          .    ownership of a Security by your spouse or minor children;

          . ownership of a Security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

          . your share ownership, partnership interest or similar interest in the portfolio securities held by a corporation, general or limited partnership or similar entity you control;

          . your right to receive dividends or interest from a Security even if that right is separate or separable from the underlying securities;

          . your interest in a Security held for the benefit of you alone or for you and others in a trust or similar arrangement (including any present or future right to income or principal); and

          . your right to acquire a Security through the exercise or conversion of a "derivative security."

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Explanatory Note:

               Note that you are presumed to have Beneficial Ownership in any Security held by family members who share your household. In certain exceptional cases this presumption will not apply if the Review Officer, or a designee thereof, determines, based on all of the relevant facts, that the attribution of these family member's Security transactions to you is inappropriate.

               In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the securities and transactions of the other.

               Any account of an Access Person, even if also a client account, will be subject to this Code as an account in which an Access Person has Beneficial Ownership.

     3.2.3 Investment Control

          The Code governs any Security in which you have direct or indirect "Investment Control." The term encompasses any influence, whether sole or shared, direct or indirect, over the account.

          Investment Control for purposes of the Code is interpreted as having power to manage, trade, or give instructions concerning the investment disposition of assets in the account or to approve or disapprove transactions in the account.

          You should know that you are presumed under the Code to have direct or indirect Investment Control as a result of, but are not limited to having:

          . Investment Control (shared) over your personal brokerage account(s)

          . Investment Control (shared) over an account(s) in the name of your spouse or minor children

          . Investment Control (shared) over an account(s) in the name of any family member, friend or acquaintance

          .    Trustee Power over an account(s)

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          .    Involvement in an Investment Club

4. SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES -- PROHIBITED OR RESTRICTED ACTIVITIES

     The following are substantive prohibitions and restrictions on your personal trading and related activities. Please note that different types of prohibitions and restrictions apply to different types of personnel. In general, the prohibitions set forth below relating to trading activities apply to accounts holding Securities in which an Access Person has Beneficial Ownership and direct or indirect Investment Control. However, as noted above in the Statement of General Principles, technical compliance with these provisions will not insulate you from scrutiny of, and sanctions for, Securities transactions which indicate an abuse of your fiduciary duty.

     4.1  Competing with Client Trades.

     No Access Person may, directly or indirectly, purchase or sell a Security when the Access Person knows, or reasonably should have known, that such a Security transaction competes in the market with any actual or considered Security transaction for any client of Loomis, Sayles, or otherwise acts to harm any Loomis, Sayles client's Security transactions.

     4.2  Personal Use of Client Trading Knowledge.

     No Access Person may use the knowledge of Securities purchased or sold by any client of Loomis, Sayles or Securities being considered for purchase or sale by any client of Loomis, Sayles to profit personally, directly or indirectly, by the market effect of such transactions.

     4.3  Disclosure of Client Trading Knowledge.

     No Access Person may, directly or indirectly, communicate to any person who is not an Access Person or other approved agent of Loomis, Sayles (e.g., legal counsel) any non-public information relating to any client of Loomis, Sayles or any issuer of any Security owned by any client of Loomis, Sayles, including, without limitation, the purchase or sale or considered purchase or sale of a Security on behalf of any client of Loomis, Sayles, except to the extent necessary to comply with applicable law or to effectuate Securities transactions on behalf of the client of Loomis, Sayles.

     4.4  Transacting in Securities Under Consideration or Pending Execution.

     Except as set forth in Section 6.4, No Access Person may, directly or indirectly, execute a personal Securities transaction on a day during which: (a) the same Security

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or an equivalent Security is being considered for purchase or sale by a client;
or (b) the same Security or an equivalent Security is the subject of a pending "buy" or "sell" order, until that Security ceases being considered for purchase or sale or the buy or sell order is executed or withdrawn.

Explanatory Note:

               You may assume that a Security is not being considered for purchase or sale or the subject of a pending buy or sell order if you receive a preclearance to trade the Security, as described in
               Section 5, unless you have actual knowledge to the contrary in which case, the pre-clearance you received to trade the Security is null and void.

     4.5 Initial Public Offerings, Secondary Public Offerings, and Private Placements.

     Investing in Initial and Secondary Public Offerings of Securities is prohibited unless such opportunities are connected with your prior employment compensation (i.e. options, grants, etc.) or your spouse's employment compensation. Without obtaining prior written approval from the Review Officer, or designee thereof, no Access Person may, directly or indirectly, purchase any Security sold in an Initial Public Offering, Secondary Public Offering or pursuant to a Private Placement Transaction. A request form for such transactions can be obtained by contacting the Personal Trading Compliance Manager.

Explanatory Note:

               If you have been authorized to acquire a Security in a Private Placement Transaction, you must disclose such investment to Personal Trading Compliance when you are involved in a client's subsequent consideration of an investment in the issuer, even if that investment involves a different type or class of Security. In such circumstances, the client's decision to purchase securities of the issuer must be independently reviewed by an Investment Person with no personal interest in the issuer.

     4.6  Participation in Investment Clubs and Private Pooled Vehicles.

     No Access Person shall participate in an investment club or invest in a hedge fund, or similar private organized investment pool (but not an SEC registered open-end mutual fund) without the express permission of the Review Officer, or designee thereof.

     4.7  Good Until Canceled and Limit Orders.

No Access Person shall place any "good until canceled" or "limit" order with his/her broker except that an Access Person may utilize a "day order with a limit" so long as the

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transaction is consistent with provisions of this Code, including the pre-clearance procedures.

Explanatory Note:

               All orders must expire at the end of the trading day they are pre-cleared and made. "Good until canceled" and "limit" orders that do not expire at the end of that trading day are inconsistent with the pre-clearance timing aspects of this Code of Ethics.

     4.8  Investment Personnel Seven-Day Blackout.

     Except as set forth in Section 6.4 below, no Investment Person shall, directly or indirectly, purchase or sell any Security within a period of seven
(7) calendar days (trade date being day zero (0)) before and after the date that a client with respect to which he or she is designated by the Review Officer, or designee thereof, as an Investment Person has purchased or sold such Security. It is ultimately the Investment Person's responsibility to understand the rules and restrictions of the Code and to know what securities are being traded in his/her client(s) account(s) or any account(s) with which he/she is associated.

Explanatory Note:

               The "seven days before" element of this restriction is based on the premise that an Investment Person can normally be expected to know, when he or she is effecting a personal trade, whether any client as to which he or she is designated an Investment Person will be trading in the same Security seven days later. An Investment Person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trade will cause a prior personal trade to be considered in apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in a client account in order to avoid a conflict with this restriction.

               Of course, in particular cases a change of circumstance, a firm or client initiated liquidation, rebalancing or other decision or similar event may occur after an Investment Person's personal trade which gives rise to an opportunity or necessity for his or her client to trade in that Security which did not exist or was not anticipated by that person at the time of that person's personal trade. The Review Officer, or designee thereof, will review any extenuating circumstances which may warrant waiving of any remedial actions in a particular situation involving an apparently inadvertent violation of this restriction.

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     4.9  Research Analyst Three-Day Blackout Before Recommendation.

     During the three (3) business day period before the issuance of a Recommendation by a Research Analyst with respect to a Security, that Research Analyst may not purchase or sell that Security.

Explanatory Note:

               Of course, in particular cases a news release, change of circumstance or similar event may occur after a Research Analyst's personal trade which gives rise to a need, or makes it appropriate, for a Research Analyst to issue a Recommendation which news, circumstance or event did not exist or was not anticipated by a Research Analyst at the time of the Research Analyst's personal trade. The Review Officer, or designee thereof, will review any extenuating circumstances which may warrant waiving of any remedial sanctions in a particular situation involving an apparently inadvertent violation of this restriction. A Research Analyst has an affirmative duty to make unbiased Recommendations and issue reports, both with respect to their timing and substance, without regard to his or her personal interest. It would constitute a breach of a Research Analyst's fiduciary duty and a violation of this Code to delay or fail to issue a Recommendation in order to avoid a conflict with this provision.

     4.10 Access Person Seven-Day Blackout After Recommendation.

     During the seven (7) day period after a Recommendation is issued with respect to a Security, no Access Person may purchase or sell that Security.

     4.11 Hedge Fund Team Restrictions.

     Due to the unique trading practices and strategies associated with hedge funds, a hedge fund team member (i.e., any Investment Person for a hedge fund) is prohibited from trading securities in their personal brokerage accounts that are eligible investments for the hedge fund with which he/she is associated.

     4.12 Short Term Trading Profits.

     No Access Person may profit from the purchase and sale, or conversely the sale and purchase, of the same or equivalent Security within 60 calendar days. Any profits generated on such transactions (calculated in a manner determined appropriate under the circumstances by the Review Officer, or designee thereof) will be disgorged. Exceptions may be requested (in advance) from the Review Officer, or designee thereof. Such exceptions will be granted only in cases in which there are extenuating circumstances and no actual or apparent conflict exists between such transactions and a client's transactions. If desiring to sell a security at a loss within 60 calendar days, the request must be

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submitted both into the iTrade pre-clearance system and to Personal Trading
Compliance because the iTrade system does not have the capability to determine whether the security will be traded at a gain or a loss.

     4.13 Short Sales.

     No Access Person may purchase a put option or sell a call option, sell a Security short or otherwise take a short position in a Security then being held in a Loomis, Sayles client account, unless such Access Person has a corresponding long position in the underlying Security. Short selling against the box is permitted, as is purchasing a put or selling a call option on a broad based index.

     4.14 Futures and Related Options.

     No Access Person shall use futures or related options on a Security to evade the restrictions of this Code. In other words, no Access Person may use futures or related options transactions with respect to a Security if this Code would prohibit taking the same position directly in the Security.

     4.15 Acceptance of Gifts.

     Without obtaining prior written approval of the Review Officer, or designee thereof, no Access Person may accept any gift or other thing of more than de minimis value from any person or entity that does business with Loomis, Sayles. The Review Officer, or designee thereof, will, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction.

     4.16 Public Company Board Service and Other Affiliations.

     No Access Person may serve on the board of directors of any publicly traded company. Additionally, no Access Person may accept any other service, employment, engagement, connection, association, or affiliation in or with any enterprise, business or otherwise, (herein after, collectively "Outside Business Activity (ies)") absent prior written approval by the Review Officer, or designee thereof.

     A request form for approval of such Outside Business Activities can be obtained by contacting the Personal Trading Compliance Manager. In determining whether to approve such Outside Business Activity, the Review Officer, or designee thereof, will consider whether such service will involve an actual or perceived conflict of interest with client trading, place impediments on Loomis Sayles' ability to trade on behalf of clients or otherwise materially interfere with the effective discharge of Loomis Sayles' or the Access Person's duties to clients.

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5.   PRECLEARANCE, DOCUMENT DELIVERY AND REPORTING PROCEDURES

     5.1  Preclearance

     With certain limited exceptions, set forth in Section 6 of the Code, every Access Person must pre-clear through iTrade all personal Security transactions in Securities which he or she has direct or indirect Investment Control and he or she would acquire Beneficial Ownership. The following are types of Security transactions and situations where you are required to contact Legal and Compliance by way of phone or via email to obtain pre-clearance:

          .    Fixed Income securities

          .    Short Sales

          .    Option Trades

          .    Out of the office (business travel, vacation, maternity, sick)

     Any transaction approved pursuant to the pre-clearance request procedure must be executed by the end of the trading day on which it is approved unless the Review Officer, or designee thereof, extends the pre-clearance for an additional trading day. If the Access Person's trade has not been executed by the end of the same trading day (or the next trading day in the case of an extension), the "pre-clearance" will lapse and the Access Person may not trade without again seeking and obtaining pre-clearance of the intended trade.

     Pre-clearance requests will be accepted and responded to only during the hours specified by the Review Officer, or designee thereof, from time to time.

     If after pre-clearance is given and before it has lapsed, an Access Person becomes aware that a Security as to which he or she obtained pre-clearance has become the subject of a buy or sell order or has become a Security being considered for purchase or sale, the Access Person who obtained the pre-clearance must consider the pre-clearance revoked. If the transaction has already been executed before the Access Person becomes aware of such facts no violation will be considered to occur as a result of the Access Person's transactions.

     Generally pre-clearance will be denied:

          . if Loomis, Sayles has an unfilled order for that Security placed with a broker-dealer, the Security is on the Loomis, Sayles "Restricted List" or "Concentration List" (or such other trading restriction list as Loomis, Sayles, may from time to time establish) or the Security is otherwise being considered for purchase or sale for a client account,

          . if the trade is otherwise prohibited under the substantive restrictions set forth in Section 4 of the Code (e.g., the requesting

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               person is an Investment Person and his or her client accounts have traded in the same Security within seven calendar days).

     If an Access Person has actual knowledge that a requested transaction is nevertheless in violation of this Code, approval of the request will not protect the Access Person from being considered in violation of the Code.

     5.2  Account and Transaction Reporting Requirements

     5.2.1 Accounts Subject to Reporting

          Utilizing the automated reporting procedure ("Blue Sheet"), each Access Person must file by electronic means a Blue Sheet on all Security transactions made during each quarterly period in which such Access Person has, or by reason of such transactions acquires or disposes of, any Beneficial Ownership of a Security (even if such Access Person has no direct or indirect Investment Control in such Security), or as to which the Access Person has any direct or indirect Investment Control (even if such Access Person has no Beneficial Ownership in such Security). (Official Loomis, Sayles client accounts in which no Loomis, Sayles employee has Beneficial Ownership are not control accounts for this purpose.) Control accounts subject to reporting include accounts managed by an Access Person, accounts of trusts for which an Access Person serve as trustee or co-trustee and similar accounts. Such Blue Sheet is required whether or not such transactions were exempt from the pre-clearance requirements of the Code.

     5.2.2 Transaction Reporting Procedure

          Every Blue Sheet must be submitted not later than ten (10) calendar days after the end of each calendar quarter in which the transaction(s) to which the Blue Sheet relates was effected. All of the information required by the Blue Sheets must be reported.

          If no transactions in any securities required to be reported were effected during a quarterly period by an Access Person, such Access Person shall nevertheless submit a Blue Sheet within the time frame specified above stating that no reportable securities transactions were effected.

          With respect to each account opened or closed by the Access Person during the reporting period, whether or not a transaction occurred in such an account during the reporting period, the Access Person is required to report such brokerage account identification information as required by the Blue Sheet.

          Each security transaction prohibited under Section 4, with respect to which the Access Person relies upon one of the exemptions from substantive restrictions or preclearance requirements provided in Section 6 shall be stored and recorded in the iTrade system.

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     5.3  Initial and Annual Personal Holdings Reporting Requirements

     Within 10 days after becoming an Access Person (which would be the first day of employment with Loomis, Sayles), each Access Person must file with the Review Officer, or designee thereof, a report (by paper) of such Securities in which such Access Person has Beneficial Ownership or as to which such Access Person has direct or indirect Investment Control. The information must be as of the date the person became an Access Person.

     In addition, at least annually thereafter, by a date specified by the Review Officer, or designee thereof, each Access Person must file with the Review Officer, or designee thereof, a dated report on a form and in a manner specified by the Review Officer, or designee thereof, of Securities in which such Access Person has a Beneficial Ownership or over which such Access Person has direct or indirect Investment Control. In the case of the annual holdings report, the information in the report shall reflect holdings in the Access Person's account(s) as of December 31 of the applicable year.

     5.4  Brokerage Confirmations and Statements

     All Access Persons are required to maintain their personal brokerage accounts at one of the Select Brokers except for those exempt accounts described in Section 6 of the Code.

     Each Access Person must contact Personal Trading Compliance immediately upon opening a brokerage account to arrange for electronic submission of duplicate copies of all confirmations of all Security transactions and copies of periodic statements for all accounts holding Securities in which the Access Person has Beneficial Ownership or as to which such Access Person has direct or indirect Investment Control.

     For accounts opened that would be considered exempt, as defined in Section 6 of the Code, each Access Person must contact Personal Trading Compliance in order to arrange to receive hard copies from such Access Person's broker dealer of all brokerage confirmation and statements for all accounts holding Securities in which the Access Person has either Beneficial Ownership or direct or indirect Investment Control.

     5.5  Review of Reports by Review Officer

     The Review Officer, or designee thereof, shall establish procedures as the Review Officer, or designee thereof, may from time to time determine appropriate, for the review of the information required to be compiled under this Code regarding transactions by Access Persons.

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6.   EXEMPT SECURITIES, EXEMPT TRANSACTIONS AND EXEMPT ACCOUNTS

     6.1  Exempt Securities

     Transactions in the following types of Securities are exempt from the substantive trading restrictions and the preclearance requirements, but not reporting, requirements of this Code:

          . shares of unit investment trusts as to which entity's investment portfolio the Access Person has no direct or indirect influence or control (other than open-ended registered investment companies, shares of which are not considered "Securities" at all for these purposes);

          . bonds issued or guaranteed by any sovereign government or its agencies, instrumentalities or authorities or supra-national issuers (other than direct U.S. government obligations which are not considered "Securities" at all for these purposes) in each case, as designated by the Review Officer, or designee thereof, from time to time;

          . "index baskets" and options, futures or other derivatives in each case tied to recognized broad market indices.

     6.2  Exempt Transactions.

     The following types of transactions are exempt from the substantive trading restrictions, and the preclearance requirements, but not reporting, requirements of this Code:

          . purchases or sales of Securities for an account over which you have no direct or indirect influence or control;

          . purchases or sales of Securities which occur as a result of operation of law, or any margin call (provided such margin call does not result from your withdrawal of collateral within 10 days before the call and you have no involvement in the selection of the specific Securities to be sold);

          . purchases of Securities which are part of an automatic dividend reinvestment plan, automatic payroll deduction program, automatic cash purchase or withdrawal program or other similar automatic transaction program, but only to the extent you have made no

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               voluntary adjustment (up or down) in the rate at which you purchase or sell;

          . purchases of Securities made by exercising rights distributed by an issuer pro rata to all other holders of a class of its Securities or other interests, to the extent such rights were acquired by you from the issuer, and sales of such rights so acquired;

          . tenders of Securities pursuant to tender offers which are expressly conditioned on the tender offeror's acquisition of all of the Securities of the same class; and

          . transactions in Securities by your spouse (or person in a similar relationship such that the presumption of Beneficial Ownership arises) employed at another investment firm or similar entity, provided that: (a) you have no direct or indirect influence or control over the transaction; (b) the transactions are effected solely through an account separate from your account and (c) the Review Officer, or designee thereof, has specifically exempted the spousal or similar account from certain trading restrictions and preclearance requirements.

Explanatory Note:

               Transactions in such spousal or similar relationship accounts that are exempted from trading restrictions and preclearance requirements will be subject to special scrutiny and may be subject to additional policies or restrictions in the discretion of the Review Officer, or designee thereof, to ensure that these accounts are not being used to circumvent the policies and purposes of this Code.

     6.3  Exempt Accounts

     The following are types of accounts, but are not limited to, that are exempt from the pre-clearance requirements, but not from the reporting requirements and not required to be maintained with a Select Broker.

          . an account being managed by an adviser where you have no direct or indirect Investment Control;

          . a trust being managed by an entity where you have no direct or indirect Investment Control;

          . an account/trust where you have direct or indirect Investment Control, but have no Beneficial Ownership;

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          .    spouse's account where he/she works at an investment firm and is subject to that firm's personal trading policies;

          .    401(k) plans which only offer mutual funds as investment choices

          .    bank accounts that hold or maintain custody of securities;

          . account(s) where mutual funds were purchased directly from the fund and are held with the fund's transfer agent; and

          .    529 account(s)

     6.4  Large Cap/De Minimis Exemption

An Access Person who wishes to make a trade in a publicly traded equity Security that would otherwise be denied pre-clearance solely because the Security is under consideration or pending execution for a client as provided in Section 4.4; or an Investment Person who wishes to make a trade in a publicly traded equity Security that would otherwise be denied pre-clearance solely because either the Security is under consideration or pending execution for a client as provided in Section 4.4 or the Investment Personnel Seven Day Blackout Restriction set forth in section 4.8 above applies;

     will receive pre-clearance provided that:

          . The issuer of the Security in which the employee wishes to transact has a market capitalization exceeding U.S. $5 billion (a "Large Cap Security"), AND

          . The aggregate amount of the employee's transactions in that Large Cap Security on that day does not exceed U.S. $10,000.

     Such transactions will be subject to all other provisions of the Code.

     6.5  Other Exemptions Granted by the Review Officer.

     Subject to applicable law, the Review Officer, or designee thereof, may from time to time grant exemptions from the trading restrictions, preclearance requirements or other provisions of this Code with respect to particular individuals, types of transactions or Securities, where in the opinion of the Review Officer, or designee thereof, such an exemption is appropriate in light of all the surrounding circumstances.

7.   SANCTIONS

     Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the Review Officer, or designee thereof, may

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deem appropriate under the circumstances of the particular violation, as well as the individual's past history of violations. These sanctions may include, but are not limited to:

          .    a letter of caution or warning (i.e. Procedures Notice);

          . payment of monies, such as a fine, disgorgement of profits generated or payment of losses avoided, or restitution to an affected client;

          .    suspension of personal trading privileges;

          . actions affecting employment status, such as suspension of employment without pay, demotion or termination of employment; and

          . referral to the SEC, other civil authorities or criminal authorities.

     In applying sanctions, the Review Officer, or designee thereof, will be guided by sanctions guidelines established by senior management, from time to time, setting forth suggested sanctions for specific types of violations, including a schedule of escalating penalties for repeat violations in some areas. Serious violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will result in one or more of the most severe sanctions regardless of the violator's history of prior compliance.

     Fines, penalties and disgorged profits will be donated to a charity selected by the relevant employee or as determined by the Review Officer, or designee thereof.

8.   RECORDKEEPING REQUIREMENTS

     Loomis, Sayles shall maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, Loomis, Sayles is required by law to maintain and preserve:

          . in an easily accessible place, a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

          . in an easily accessible place a record of any violation of this Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

          . a copy of each report (or information provided in lieu of a report) submitted under this Code for a period of five years, provided that

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               for the first two years such copy must be preserved in an easily accessible place;

          . in an easily accessible place, a list of all persons who are, or within the past five years were, required to make, or were responsible for reviewing, reports pursuant to this Code;

          . a copy of each report provided to any Investment Company as required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved in an easily accessible place; and

          . a written record of any decision, and the reasons supporting any decision, to approve the purchase by an Access Person of any Security in an Initial or Secondary Public Offering or Private Placement Transaction for a period of five years following the end of the fiscal year in which the approval is granted.

9.   MISCELLANEOUS

     9.1  Confidentiality

     Information obtained from any Access Person hereunder will normally be kept in strict confidence by Loomis, Sayles, but may under certain circumstances be provided to third parties. For example, reports of Securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in Loomis, Sayles' discretion be made available to other civil and criminal authorities. In addition, information regarding violations of this Code may be provided to clients or former clients of Loomis, Sayles.

     9.2 Notice to Access Persons, Investment Personnel and Research Analysts as to Status; Notice to Review Officer of Engagement of Independent Contractors

     Loomis, Sayles shall periodically, as necessary, identify all persons who are considered to be "Access Persons," " Investment Personnel" and "Research Analysts" and any accounts or types of accounts or Securities covered as to which a designation of Investment Personnel or Research Analysts may apply, inform such persons of their respective reporting and duties under the Code and provide such persons with copies of this Code.

     Any person engaging an independent contractor shall notify the Review Officer, or designee thereof, of this engagement and provide to the Review Officer, or designee

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thereof, information concerning the independent contractor sufficient to permit the Review Officer, or designee thereof, to make a determination as to whether such independent contractor shall be designated as an Access Person.

     9.3  Initial and Annual Certification of Compliance

     Each Access Person must, upon becoming an Access Person and annually thereafter, (by paper or electronic means specified by the Review Officer, or designee thereof, from time to time) acknowledge that he or she has received, read and understands this Code and recognizes that he or she is subject hereto, and certify that he or she will (in the case of a new Access Person) and has during the past year (in the case of an annual certification) complied with the requirements of this Code, except as otherwise disclosed in writing to the Review Officer, or designee thereof.

     9.4  Questions and Educational Materials

     You are encouraged to bring to Personal Trading Compliance any questions you may have about interpreting or complying with this Code, about Security accounts or personal trading activities of you or of your family or household members, about your legal or ethical responsibilities or about similar matters that may involve this Code.

     Personal Trading Compliance may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.

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                               GLOSSARY OF TERMS

The boldface terms used throughout this policy have the following meanings:

1. "Access Person" means an "access person" as defined from time to time in Rule 17j-1 under the 1940 Act or any applicable successor provision. Currently, this means any director, or officer of Loomis, Sayles, or any Advisory Person (as defined below) of Loomis, Sayles.

2. "Advisory Person" means an "advisory person" and "advisory representative" as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act, respectively, or any applicable successor provision. Currently, this means (i) every employee of Loomis, Sayles (or of any company in a Control relationship to Loomis, Sayles), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by Loomis, Sayles on behalf of clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) every natural person in a Control relationship to Loomis, Sayles who obtains information concerning recommendations made to a client with regard to the purchase or sale of a Security. Advisory Person also includes: (a) any other employee designated by the Review Officer as an Advisory Person under this Code; and (b) any independent contractor (or similar person) engaged by Loomis, Sayles designated as such by the Review Officer as a result of such independent contractor's access to information about the purchase or sale of Securities by Loomis, Sayles on behalf of clients (by being present in Loomis, Sayles offices, having access to computer data or otherwise).

3.   "Beneficial Ownership" is defined in Section 3.2.2 of the Code.

4. "Investment Control" is defined in Section 3.2.3 of the Code. This means "control" as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act or any applicable successor provision. Currently, this means the power to exercise a controlling influence over the management or policies of Loomis, Sayles, unless such power is solely the result of an official position with Loomis, Sayles.

5. "Initial Public Offering" means an "initial public offering" as defined from time to time in Rule 17j-l under the 1940 Act or any applicable successor provision. Currently, this means any offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of
     Section 13 or 15(d) of the Securities Exchange Act of 1934.

6. "Investment Company" means any Investment Company registered as such under the 1940 Act and for which Loomis, Sayles serves as investment adviser or subadviser.

7. "Investment Person" means all Portfolio Managers of Loomis, Sayles and other Advisory Persons who assist the Portfolio Managers in making and implementing

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     investment decisions for an Investment Company or other client of Loomis,
     Sayles, including, but not limited to, designated Research Analysts and traders of Loomis, Sayles. A person is considered an Investment Person only as to those client accounts or types of client accounts as to which he or she is designated by the Review Officer as such. As to other accounts, he or she is simply an Access Person.

8. "Portfolio Manager" means any individual employed by Loomis, Sayles who has been designated as a Portfolio Manager by Loomis, Sayles. A person is considered a Portfolio Manager only as to those client accounts as to which he or she is designated by the Review Officer as such. As to other client accounts, he or she is simply an Access Person.

9. "Private Placement Transaction" means a "limited offering" as defined from time to time in Rule 17j-l under the 1940 Act or any applicable successor provision. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act.

10. "Recommendation" means any initial rating or change therein, in the case of an equity Security, or any initial rating or status, or change therein in the case of a fixed income Security in either case issued by a Research Analyst.

11. "Research Analyst" means any individual employed by Loomis, Sayles who has been designated as a Research Analyst by Loomis, Sayles. A person is considered a Research Analyst only as to those Securities which he or she is assigned to cover and about which he or she issues research reports to other Investment Personnel. As to other Securities, he or she is simply an Access Person.

12. "Review Officer" means the Chief Compliance Officer or such other officer or employee of Loomis, Sayles designated from time to time by Loomis, Sayles to receive and review reports of purchases and sales by Access Persons, and to address issues of personal trading. "Alternate Review Officer(s)" means the employee or employees of Loomis, Sayles designated from time to time by the General Counsel of Loomis, Sayles to receive and review reports of purchases and sales, and to address issues of personal trading, by the Review Officer, and to act for the Review Officer in the absence of the Review Officer.

13.  "Security" is defined in Section 3.2.1 of the Code.

14. "Secondary Public Offering" is defined as a registered offering of a block of Securities which had been previously issued to the public, by a current shareholder.

15.  "Select Broker" is defined in Section 3.1.2 of the Code.

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